Exhibit 10.24

EMPLOYMENT SIDE LETTER AGREEMENT

This letter agreement (the “Agreement”) is dated as of August 26, 2024

BETWEEN :

DAMON MOTORS INC. a corporation incorporated under the laws of the Province of British Columbia (the “Company”)

– and –

BALJINDER BHULLAR (AKA BAL BHULLAR), an individual residing in the City of Vancouver in the Province of British Columbia (the “Executive”)

WHEREAS the Executive and the Company entered into an employment agreement dated December 24, 2023, that sets out the terms and conditions governing the Executive’s employment with the Company (the “Employment Agreement”), which is in the form attached as Schedule “A” hereto.

AND WHEREAS the Company intends on completing a plan of arrangement under Part 9 Division 5 of the Business Corporations Act (British Columbia), involving the Company, XTI Aerospace, Inc. (“XTI”), Grafiti Holding Inc. (“Spinco”) and 1444842 B.C. Ltd., (“Amalco Sub” and together with the Company, XTI and Spinco, the “Transaction Parties”) pursuant to the terms and conditions of the business combination agreement dated October 23, 2023, as may be amended from time to time, between the Transaction Parties (the “Transaction”);

AND WHEREAS, in recognition of the loyalty and contributions of the Executive in the course of her employment with the Company and for her previous and future assistance with the completion of the Transaction, the Company wishes, on the terms and conditions described herein, to set out certain additional terms to her employment with the Company, which have been mutually agreed upon by the parties hereto and which will be supplemental to the terms of the Employment Agreement;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Company and the Executive, the parties hereto agree as follows:

Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Employment Agreement.

1.	Supplemental Terms to the Employment Agreement

(a)	The Effective Date of the Executive’s employment with the Company will be deemed to be as on January 1, 2024 (the “New Effective Date”).

(b)	It is hereby also acknowledged that, notwithstanding the termination of this Agreement for any reason, the Executive shall be entitled to receive a cash bonus from the Company of U.S.$1,000,000 (the “Listing Bonus”) following the completion by the Company of its direct or indirect (through a successor company or otherwise) listing on a recognized stock exchange or over-the-counter market in North America (the “Listing”), subject to the Executive’s continued service with the Company for a period of at least 90 days following the date of Listing (“Service Period”). The Listing Bonus shall be paid out as soon as practicable at the time when the Board of Directors determines that it is in the best interests of the Company to do so, having due regard to the Company’s financial situation. Notwithstanding the preceding sentence, the Listing Bonus shall be paid promptly following the completion of the Service Period.

(c)	The “Exclusive Service” clause in the Employment Agreement (Section 1.7) shall be deemed to be deleted in its entirety, effective as of the date of this Agreement.

(d)	The “Termination of Employment” section in the Employment Agreement (Section 5), will be replaced with Schedule “B” hereto.

(e)	The vesting periods for the incentive stock options to purchase common shares of the Company (“Options”) and the restricted stock units of the Company (“RSU’s”), owned by the Executive, will accelerate, such that, at the Executive’s one year anniversary of employment with the Company, beginning on the New Effective Date, the Executive’s Options and RSU’s will be deemed to have vested for 1 full year.

2.	Interpretation

This Agreement is supplemental to and shall form one agreement with the Employment Agreement, and this Agreement shall be read together and have effect so far as practicable as though all the provisions thereof and hereof were contained in one instrument.

3.	General provisions

(a)	All references herein to currency are to the lawful currency of the United States of America.

(b)	The parties hereto undertake to sign all other documents and to take all other measures that may be necessary to give effect to this Agreement.

(c)	In the event of a conflict between the terms of this Agreement and the terms of the Employment Agreement, the provisions of this Agreement shall prevail.

(d)	This Agreement shall be governed by and construed in accordance with the laws of the province of British Columbia and the laws of Canada applicable therein. The parties irrevocably submit to the jurisdiction of the courts of the judicial district of Vancouver.

(e)	This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted assignees and successors, if any. Neither party may assign this Agreement without the prior written consent of the other party. If any Section of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall affect only such Section and shall not affect or render invalid or unenforceable any other Section of this Agreement.

(f)	This Agreement may not be amended, terminated or waived except in writing signed by the Company and the Executive.

(g)	This Agreement may be executed in counterparts, each duly executed counterpart being deemed an original, and all counterparts together representing one and the same document. Delivery of a signed signature page of this Agreement by electronic transmission (including pdf format or DocuSign) is as valid as delivery of a hand-signed copy.

(h)	The Executive acknowledges that she has read and understands the terms and conditions of this Agreement. He further acknowledges and agrees that she has had the opportunity to obtain such independent legal advice as he deems necessary prior to signing and delivering this Agreement, that she has not been prevented or discouraged from doing so by any other party to this Agreement and that, if she has not availed himself of such opportunity prior to signing this Agreement, she has done so voluntarily, without undue pressure.

[Remainder of page left intentionally blank; signature page to follow]

IN WITNESS WHEREOF the parties hereto have signed this Agreement on the date first indicated above.

DAMON MOTORS INC.

By:	/s/ Jay Giraud CEO
Authorized Signatory

/s/ Bal Bhullar
Bal Bhullar

SCHEDULE “A”

EMPLOYMENT AGREEMENT

(attached)

A-1

SCHEDULE “B”

5. TERMINATION OF EMPLOYMENT

Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to them in the Business Corporations Act (British Columbia) (the “BCA”).

Definitions

5.1	For the purposes of this Article 5, the following terms have the following meanings:

(a)	“Change of Control” means any of:

(i)	any transaction at any time and by whatever means pursuant to which any person or any group of two or more persons acting jointly or in concert (other than the Company or any Affiliate or Subsidiary) thereafter acquires the direct or indirect “beneficial ownership” (as defined in the BCA) of, or acquires the right to exercise control or direction over, securities of the Company representing 50% or more of the then issued and outstanding voting securities of the Company in any manner whatsoever, including, without limitation, as a result of a Take-Over Bid, an issuance or exchange of securities, an amalgamation of the Company with any other person, an arrangement, a capital reorganization or any other business combination or reorganization;

(ii)	the sale, assignment or other transfer of all or substantially all of the assets of the Company to a person or any group of two or more persons acting jointly or in concert (other than a wholly-owned Subsidiary of the Company);

(iii)	the occurrence of a transaction requiring approval of the Company’s security holders whereby the Company is acquired through consolidation, merger, exchange of securities, purchase of assets, amalgamation, statutory arrangement or otherwise by any person or any group of two or more persons acting jointly or in concert (other than an exchange of securities with a wholly-owned Subsidiary of the Company); or

(iv)	the board of directors of the Company (the “Board of Directors”) passes a resolution to the effect that an event comparable to an event set forth in this definition has occurred;

For the avoidance of doubt, the Transaction shall not be considered a Change of Control for purposes of this Agreement.

(b)	“Date of Termination” means the date of cessation of the Executive’s employment with the Company (including by way of resignation) without regard to any notice of termination, pay in lieu of notice of termination, severance or other damages;

(c)	“Good Reason” means:

(i)	without the express written consent of the Executive, the assignment to the Executive of any duties materially inconsistent with the Executive’s position, duties and responsibilities with the Company immediately prior to such assignment or any removal of the Executive from, or any failure to re-elect the Executive to, material positions, duties and responsibilities with the Company;

(ii)	a material reduction in total compensation, including annual base salary, incentive compensation, benefits (including pension, life insurance, health and accident benefits) and perquisites the Executive was receiving immediately prior to insolvency or a Change of Control; or

(iii)	any reason which would be considered to amount to constructive dismissal by a Court of competent jurisdiction;

(d)	“Just Cause” means any act, omission, behaviour, conduct or circumstance of the Executive that constitutes just cause for dismissal of the Executive at common law;

(e)	“Listing Bonus” means a cash, or cash equivalent, bonus from the Company of U.S.$1,000,000, payable to the Executive, following the completion by the Company of its direct or indirect (through a successor company or otherwise) listing on a recognized stock exchange or over-the-counter market in North America (“Listing”), subject to the Executive’s continued service with the Company for a period of at least 90 days following the date of Listing.

(f)	“Take-Over Bid” means a take-over bid as defined in National Instrument 62-104 – Take-Over Bids and Issuer Bids; and

(g)	“Total Disability” means any physical or mental incapacity, disease or affliction of the Executive (as determined by a legally qualified medical practitioner or by a court in accordance with the Company’s group benefit plan) which has prevented or which will prevent the Executive from performing the essential duties of the Executive’s position (taking into account reasonable accommodation by the Company) for a continuous period of six months or any cumulative period of 180 days in any 12 consecutive month period.

(h)	“Vacation” means the five weeks’ paid vacation per calendar year that the Executive is entitled to, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of the Executive’s duties and as agreed upon between the Executive and the Company.

Termination

5.2	Notwithstanding any other provision in this Agreement, the Executive’s employment may be terminated at any time as follows:

(a)	Death. This Agreement and the Executive’s employment shall automatically terminate upon the death of the Executive. In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments and entitlements as set out in Section 5.4 herein;

(b)	Total Disability. The Company may terminate this Agreement and the Executive’s employment at any time as a result of Total Disability upon providing 30 calendar days’ written notice to the Executive. In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.5 herein;

(c)	Just Cause. The Company may terminate this Agreement and the Executive’s employment at any time forthwith for any Just Cause;

(d)	Without Just Cause. The Company may terminate this Agreement and the Executive’s employment at any time without Just Cause and for any reason or no reason whatsoever by providing written notice to the Executive specifying the effective Date of Termination (which may be forthwith). In such event, the Company shall provide, and the Executive shall be entitled to receive, the payments, benefits and entitlements as set out in Section 5.7 herein;

(e)	Resignation. The Executive may terminate this Agreement and the Executive’s employment at any time by providing written notice to the Board of Directors specifying the Date of Termination (such date being not less than three months after the date of the Executive’s written notice). The Company may elect to deem any date prior to the date specified in the notice as the Date of Termination. For greater certainty, the Executive shall not be entitled to any further payments whatsoever beyond the date specified by the Company; and

(f)	Change of Control. The Executive may terminate this Agreement and the Executive’s employment at any time in connection with any Change of Control of the Company by providing not less than 90 calendar days’ notice in writing of said Date of Termination to the Company after the Change of Control has been effected; provided, however, that the Company may waive or abridge any notice period specified in such notice in its sole and absolute discretion; and provided, further, that the Company will be entitled to carefully review and object to any said Change of Control designation by the Executive within 30 calendar days of said notice.

Termination for Just Cause or Resignation

5.3	If this Agreement and the Executive’s employment is terminated pursuant to subsections 5.2(c) or 5.2(f) herein, then the Company shall pay to the Executive an amount equal to the annual Base Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination, and the Executive shall have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, continuation of benefits or any damages whatsoever. Participation in all bonus plans (specifically including any bonus) or other equity or profit participation plans terminates immediately upon the Date of Termination and the Executive shall not be entitled to any additional bonus or incentive award, pro rata or otherwise, except as may have been owing to the Executive for the Company’s completed fiscal year immediately preceding the Date of Termination and including without limitation, the Listing Bonus payable hereunder.

Termination by Reason of Death

5.4	If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.2(a) herein, then the Company shall pay to and provide the Executive’s estate and, if applicable, the Executive’s immediate family members, with the following:

(a)	pay an amount equal to the annual Base Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination; and the Executive shall then have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, continuation of benefits or any damages whatsoever save and except any entitlements to statutory termination, continuation of benefits and severance pay that may be required in such circumstances;

(b)	pay the Executive’s annual performance bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on the achievement of the objectives through the performance period in which the Date of Termination occurs, such payment(s) being not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then have no right to further participation in all Company bonus plans or other equity or profit participation plans which terminate immediately upon the Date of Termination; and

(c)	subject to the Company’s then Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive’s estate to then exercise any unexercised and fully vested portion of any stock options to purchase common shares of the Company (“Stock Options”) on the Date of Termination at any time during 12 months from the Date of Termination. Notwithstanding the foregoing, the Stock Options shall not be exercised after their stated expiry date.

Termination by Reason of Total Disability

5.5	If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.2(b) herein, then the Company shall pay to and provide the Executive with the following:

(a)	pay an amount equal to the annual Base Salary and Vacation pay earned by and payable to the Executive up to the Date of Termination; and the Executive shall then have no entitlement to any further notice of termination, payment in lieu of notice of termination, severance, continuation of benefits or any damages whatsoever save and except any entitlements to statutory termination, continuation of benefits and severance pay that may be required in such circumstances;

(b)	pay the Executive’s annual performance bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on the achievement of the objectives through the performance period in which the Date of Termination occurs, such payment(s) being made, not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then have no right to further participation in all Company bonus plans or other equity or profit participation plans which terminate immediately upon the Date of Termination; and

(c)	subject to provisions of any Company plans and arrangements under which medical or health benefits are being provided to the Executive hereunder, continue each of such Executive’s benefits in full force and effect for a period of 6 months from the Date of Termination; and

(d)	subject to the Company’s then Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during 12 months from the Date of Termination. Notwithstanding the foregoing, the Stock Options shall not be exercised after their stated expiry date.

Termination Without Just Cause

5.6	If this Agreement and the Executive’s employment is terminated by the Company without Just Cause pursuant to subsection 5.1(d) herein, then the following provisions shall apply:

(a)	the Company shall pay to the Executive an amount equal to the annual Base Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)	the Company shall pay to the Executive the Executive’s annual performance bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives through the performance period in which the Date of Termination occurs, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then have no right to further participation in all Company bonus plans or other equity or profit participation plans which terminate immediately upon the Date of Termination; and

(c)	the Company shall pay to the Executive, as severance, an amount equal to six months salary (the “Severance Amount”). The foregoing Severance Amount shall be paid in a lump sum within 30 calendar days of the Date of Termination;

(d)	subject to provisions of any Company plans and arrangements under which medical or health benefits are being provided to the Executive hereunder, continue each of such Executive’s benefits to remain in full force and effect for a period of 6 months from the Date of Termination; and

(e)	subject to the Company’s then Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during 12 months from the Date of Termination. Notwithstanding the foregoing, the Stock Options shall not be exercised after their stated expiry date.

Termination for any Change of Control

5.7	Termination by the Executive. If this Agreement and the Executive’s employment is terminated pursuant to subsection 5.2(f) herein, then the Company shall pay to and provide the Executive with the following:

(a)	the Company shall pay to the Executive an amount equal to the annual Base Salary and Vacation pay earned by the Executive and payable to the Executive up to the Date of Termination, together with any other Vacation pay required to comply with applicable employment standards legislation;

(b)	the Company shall pay to the Executive the Executive’s annual performance bonus entitlements (if any) calculated pro rata for the period up to the Date of Termination based on achievement of the objectives through the performance period in which the Date of Termination occurs, such payment(s) being made not later than 30 calendar days following the Board of Directors’ approval of the audited financial statements for the fiscal year in which the Date of Termination occurs; and the Executive shall then have no right to further participation in all Company bonus plans or other equity or profit participation plans which terminate immediately upon the Date of Termination

(c)	the Company shall pay to the Executive, as severance, an amount equal to the Severance Amount as hereinbefore provided for. The final Severance Amount will be prorated for any period of time which is less than a full year from the Initial Period. The foregoing Severance Amount shall be paid in a lump sum within 30 calendar days of the Date of Termination;

(d)	subject to provisions of any Company plans and arrangements under which medical or health benefits are being provided to the Executive hereunder, continue each of the Executive’s benefits to remain in full force and effect for a period of 6 months from the Date of Termination;

(e)	subject to the Company’s then Plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for the Executive to then exercise any unexercised and fully vested portion of any Stock Options on the Date of Termination at any time during 12 months from the Date of Termination. Notwithstanding the foregoing, the Stock Options shall not be exercised after their stated expiry date.

5.8	Termination by the Company. If at any time within 12 months following a Change of Control (i) the Executive is given notice that the Executive’s employment is terminated by the Company other than for Just Cause or (ii) the Executive’s employment is terminated by the Executive for Good Reason and the Executive, not later than 90 days following the initial existence of the conditions that constitute Good Reason, gives notice to the Company to that effect and after 30 calendar days following receipt of such notice by the Company, the Company does not cure the act or omission which constitutes Good Reason, then the Company shall pay to and provide the Executive the entitlements set forth in Section 5.7 herein.

Executive to Provide Release

5.9	The Executive acknowledges and agrees that the payments pursuant to this Article 5 shall be in full satisfaction of all terms of termination of the Executive’s employment, including termination pay, benefits continuation and severance pay pursuant to applicable employment legislation, as amended from time to time, the minimum provisions of which are deemed incorporated into this Agreement and which shall prevail to the extent greater. Except as otherwise provided in this Article 5, the Executive shall not be entitled to any further notice of termination, payment in lieu of notice of termination, severance, benefits continuation, damages, or any additional compensation whatsoever. As a condition precedent to any payments or benefits pursuant to Sections 5.4, 5.5, 5.6, 5.7 and 5.8 herein, the Executive shall deliver a full and final release from all actions or claims, known and unknown, in connection with the Executive’s employment with the Company or the termination thereof in favour of the Company, its Affiliates, and all of their respective officers, directors, trustees, shareholders, employees, attorneys, insurers and agents, such release to be in a form satisfactory to the Company. No payments or benefits under Sections 5.4, 5.5, 5.6, 5.7, and 5.8 herein shall be made until such release has been signed and returned by the Executive.

Executive to Provide Resignation

5.10	The Executive covenants and agrees that, upon any termination of this Agreement and of the Executive’s employment, howsoever caused, the Executive shall forthwith tender the Executive’s resignation from all offices, directorships and trusteeships then held by the Executive at the Company or any of the Affiliates, such resignation to be effective upon the Date of Termination. If the Executive fails to resign as set out above, the Executive will be deemed to have resigned from all such offices, directorships and trusteeships, and the Company is hereby authorized by the Executive to appoint any person in the Executive’s name and on the Executive’s behalf to sign any documents or do anything necessary or required to give effect to such resignation.

Return of Property

5.11	All equipment, keys, pass cards, credit cards, software, material, data, written correspondence, memoranda, communication, reports, or other documents or property pertaining to the business of the Company used or produced by the Executive in connection with the Executive’s employment, or in the Executive’s possession or under the Executive’s control, shall at all times remain the property of the Company. The Executive shall return all property of the Company in the Executive’s possession or under the Executive’s control in good condition forthwith upon any request by the Company or upon any termination of this Agreement and of the Executive’s employment (regardless of the reason for such termination).